SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES AND EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): June 27, 2005

COMMONWEALTH BIOTECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Virginia	001-13467	56-1641133
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

601 Biotech Drive

Richmond, Virginia 23235

(Address of principal executive offices)

Registrant’s telephone number, including area code: (804) 648-3820

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On June 27, 2005, Commonwealth Biotechnologies, Inc. (“CBI”) entered into a certain Amended and Restated Employment Agreement with Richard J. Freer, Ph.D., Chairman and Chief Operating Officer of CBI (the “Revised Agreement”). The Revised Agreement amends and restates that certain Employment Agreement, dated June 25, 1997 by and between CBI and Dr. Freer. The Revised Agreement shall terminate on December 31, 2009 and provides for a base salary of at least $205,000, which may be adjusted from time to time at the discretion of CBI. In connection with the execution of the Revised Agreement, on June 27, 2005, CBI issued to Dr. Freer 50,000 restricted shares of CBI’s common stock pursuant to CBI’s stock incentive plans. In addition, CBI will grant Dr. Freer an additional 50,000 restricted shares of common stock on January 1, 2006 pursuant to CBI’s stock incentive plans. Such shares shall vest in quarterly installments of 10,000 shares starting on January 1, 2010. On January 1, 2007, CBI shall grant Dr. Freer stock options to purchase 30,000 shares of common stock. The strike price of options to purchase 10,000 shares of common stock shall be $6.00 per share, and the strike price of options to purchase 20,000 shares of common stock shall be $4.35 per share.

The Revised Agreement provides that Dr. Freer is eligible to receive (a) an annual cash bonus, (b) an annual grant of incentive stock options and (c) an annual grant of restricted shares of CBI common stock (collectively, the “Bonus Compensation”). The amount of Bonus Compensation that CBI shall issue to Dr. Freer on an annual basis shall be determined by CBI’s Compensation Committee and shall be based upon CBI’s financial performance and calculated in accordance with specific formulae included in the Revised Agreement. To the extent Dr. Freer is ineligible to receive such securities in a given year as a result of the terms of CBI’s stock incentive plans, CBI shall defer the grant of such securities until the next fiscal year in which Dr. Freer is eligible to participate.

Under the Revised Agreement, the Company may terminate Dr. Freer’s employment at any time for “Cause” as such term is defined in the Revised Agreement, without incurring any continuing obligations to Dr. Freer. If the Company terminates Dr. Freer’s employment for any reason other than for “Cause” or if Dr. Freer terminates his employment for “Good Reason” (as such terms are defined in the Revised Agreement), the Company will remain obligated to pay Dr. Freer a lump sum equal to the aggregate amount of salary due to Dr. Freer through the termination of the Revised Agreement. To the extent CBI experiences a “Change-of-Control” (as such term is defined in the Revised Agreement), Dr. Freer may deem the Revised Agreement to be terminated without “Cause.” Under such circumstances, Dr. Freer would be eligible to receive the compensation and benefits specified in the second sentence of this paragraph. In addition, in the event of a “Change-of-Control,” all unvested options and restricted shares of CBI common stock previously granted to Dr. Freer shall immediately vest. Upon Dr. Freer’s death, all restricted shares of common stock granted pursuant to this Agreement shall immediately vest.

The Revised Agreement contains a non-competition provision, which prohibits Dr. Freer from competing with the Company or soliciting its employees under certain circumstances. A court may, however, determine that these non-competition provisions are unenforceable or only partially enforceable.

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ITEM 1.02 TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT.

As of the effective date of the Revised Agreement, CBI and Dr. Freer terminated that certain Executive Severance Agreement, dated as of June 25, 1997, in accordance with its terms. The Severance Agreement was designed to provide Dr. Freer with certain protections in the event of a “Change-of-Control.” Dr. Freer’s contractual relationship with CBI is now encompassed in full by the Revised Agreement.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(a)	Financial statements of businesses acquired.

Not Applicable.

(b)	Pro forma financial information.

Not Applicable.

(c)	Exhibits.

99.1	First Amended and Restated Employment Agreement by and between Richard J. Freer, Ph.D. and Commonwealth Biotechnologies, Inc., dated as of June 27, 2005.

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Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

COMMONWEALTH BIOTECHNOLOGIES, INC.

By:	/s/ Robert B. Harris, Ph.D.
Robert B. Harris, Ph.D.
President and Chief Executive Officer

Dated: June 28, 2005

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EXHIBIT INDEX

Number	Description of Exhibit
99.1	First Amended and Restated Agreement by and between Richard J. Freer, Ph.D. and Commonwealth Biotechnologies, Inc., dated as of June 27, 2005.

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